EXHIBIT 12.1


                  UNITED STATES LEATHER, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             AND PREFERRED DIVIDENDS
                             (dollars in thousands)


                                                 Years Ended
                                                 December 31,
                                        1996         1995            1994

    Net Income                        $   --       $  4,583       $  4,148

    Add:
         Interest                         --         18,062         17,283
         Income tax expense and
         other taxes on income            --          4,373          4,685
         Extraordinary (gain) loss
         (net of taxes)                   --           (417)            --
                                      ------        -------        -------
              Earnings as defined         --        $26,601        $26,116
                                      ======        =======        =======

    Interest                              --        $18,062        $17,283
                                      ------        -------        -------
         Fixed charges as defined         --        $18,062        $17,283
                                      ======        =======        =======
    Ratio of earnings to fixed
    charges and preferred dividends       --         1.47            1.50